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EXHIBIT 99.2

AMC ENTERTAINMENT INC.
CODE OF ETHICS POLICY

        This Code of Ethics is applicable to AMC's Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer (herein, the "Designated Officers").* It provides a general statement of AMC's expectations regarding the ethical standards to which Designated Officers, and employees generally, are expected to adhere. Designated Officers are expected to be familiar with this Code of Ethics and may be asked from time to time to affirm their agreement to adhere to its standards.

*
With respect to Designated Officers, these provisions supplant any conflicting provision of our Compliance Plan, which is generally applicable to all employees.

        Unless the context otherwise requires, "AMC", "Company," "we", "our" or "us" means AMC Entertainment Inc. and its subsidiaries.

  I.    ACCURATE AND TIMELY PERIODIC REPORTS

        We are committed to providing investors with full, fair, accurate, timely, clear and understandable disclosure in the periodic reports that we are required to file and in other public communications that we make. To this end, we expect Designated Officers to conduct themselves in such a way that will:

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  comply with generally accepted accounting principles at all times;

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  maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

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  maintain books and records that accurately and fairly reflect our transactions;

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  prohibit the establishment of any undisclosed or unrecorded funds or assets;

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  maintain a system of disclosure controls and procedures that will provide reasonable assurances to management that material information about us is made known to management, particularly during the periods in which our periodic reports are being prepared; and

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  present information in our periodic reports and other public communications in a full, fair, accurate, timely, clear and understandable manner.

  II.    CONFLICTS OF INTEREST

        Designated Officers should avoid any situation that may involve a conflict between their personal interests and our interests. Examples of possible conflicts of interest are when a Designated Officer or a member of his or her family has a financial or other interest in, or seeks personal loans or services from, a company that does business with us. In general, conflicts of interest may arise when a Designated Officer has interests that may make it difficult to perform his or her work for us objectively and effectively. In dealing with current or potential customers, film distributors, suppliers, contractors and competitors, Designated Officers should act in our best interests to the exclusion of personal advantage. Designated Officers are expected to make prompt and full disclosure in writing to our General Counsel, or the Chairman of the

Audit Committee in lieu thereof, of any potential conflict of interest. Any transaction in which a Designated Officer may have a conflict of interest must be approved by the Audit Committee of our Board of Directors.

        Designated Officers also should avoid the receipt of gifts, gratuities, favors or other benefits that might affect or appear to affect the exercise of their judgment on our behalf. Any substantial gift or favor offered by an actual or potential client, contractor, or provider of goods or services, lendor, security holder, or other affiliate whether it be in tangible form or in the form of a service or individual benefit, should be refused unless acceptance of such gift or favor has been approved by the Audit Committee. This prohibition is not intended to apply to ordinary courtesies of business life, such as token gifts of insubstantial value, modest entertainment incidental to a business relationship, or the giving or receipt of normal hospitality of a social nature.

  III.    COMPLIANCE WITH LAWS, RULES & REGULATIONS

        We strive to comply with all laws and governmental regulations applicable to us. We expect all employees, including Designated Officers, to obey the laws of the cities, states and countries in which we operate. Although Designated Officers are not expected to know the details of these laws, it is important to know enough to determine when to seek advice from appropriate sources. The following are intended to give certain guidance about how Designated Officers should conduct themselves when performing their jobs.

  A.    ANTITRUST

  We and our subsidiaries do business globally in a very highly competitive industry. Our activities are subject to the antitrust and competition laws of the United States and the various states and countries in which we do business. In general, those laws prohibit agreements or actions that may restrain trade or reduce competition. Examples of possible violations of these laws include agreements with competitors to fix or control prices, to boycott specified suppliers or to allocate products, territories or markets. Special care should be taken to ensure that any contact with representatives of our competitors, film distributors, suppliers and others with whom we do business will not be viewed as a violation of any antitrust law.

  B.    INSIDER TRADING

  Any information about us that is not public should be considered confidential. Employees with access to confidential information may not use or share that information with others for stock trading purposes or for any other purpose except the conduct of our business. The prohibition on insider trading applies to our securities as well as those of other companies if an employee learns of material non-public information about those other companies in the course of performing his or her duties for us. Using non-public information for personal financial benefit or tipping others who might use it to make an investment decision is both unethical and illegal.

  C.    TRANSACTIONAL REPORTING

  Designated Officers are subject to the reporting provisions of Section 16(a) the Securities Exchange Act of 1934 when they engage in transaction in our securities. We expect them to be aware of their obligations and to comply with these provisions.

  D.    INTERNATIONAL BUSINESS PRACTICES

  Certain of our subsidiaries transact business outside of the United States. In addition to the laws of those particular countries, the United States has certain restrictions on the conduct of foreign business. The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to a foreign official, foreign candidate for political office or foreign political party for the purpose of improperly causing the foreign official, candidate or political party to act or cause an act for the benefit of the Company or a subsidiary. "Foreign officials" may include employees of state owned foreign companies as well as government officials. Other restrictions exist on the export of technology and on doing business with certain countries which are under sanctions. Designated Officers whose jobs subject them to interactions with foreign countries and foreign based companies should seek legal counsel when transacting business outside of the United States.

  E.    EMPLOYMENT DISCRIMINATION

  The Company's workforce is diverse and reflective of society. All employees should respect the rights and cultural differences of other individuals. It is our policy not to discriminate against any person because of age, race, color, sex, religion, disability, national origin, or other classes protected by applicable federal, state or local law. Harassment of any such type will not be tolerated.

  F.    SAFETY & HEALTH

  The safety and health of our employees is very important. Also, there are local, state and national laws which are designed to promote a safe workplace. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

  G.    COMPETITIVE INFORMATION

  Nonpublic information related to our business strategies should not be shared with anyone outside our Company without proper authority. Likewise, in collecting information on the strategies of our competitors, only legitimate resources should be utilized.

  H.    TRAVEL & ENTERTAINMENT

  Travel and entertainment should be consistent with the needs of business and be in accordance with the Company's published travel and entertainment policy. An employee should neither lose nor gain financially as a result of business travel and entertainment. Reports filed reflecting the nature and extent of expenses incurred for travel and entertainment should be accurate. Persons who approve such reports should take reasonable steps to ensure their accuracy.

  IV.    REPORTING VIOLATIONS

        Any known or suspected violation of this Code of Ethics by a Designated Officer should be reported promptly to the Company's General Counsel or the Chairman of the Audit Committee in lieu thereof. Reports may be in person or in writing and may be submitted on an anonymous basis. The General Counsel will investigate any reports of alleged violations and will advise the Audit Committee of such alleged violations and, following investigation, of his conclusions and recommendations regarding the alleged violation.    If approved by the Audit Committee, the General Counsel will refer investigation and reporting responsibilities elsewhere.

  V.    ACCOUNTABILITY

        Designated Officers who violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, as determined by the Audit Committee, which may include demotion or discharge. The matter also may be referred to appropriate governmental agencies.

  VI.    ANNUAL DISCLOSURE QUESTIONNAIRE

        Each year, Designated Officers are required to complete the Annual Disclosure Questionnaire administered by Corporate Internal Audit at the direction of the Audit Committee. This questionnaire is designed to obtain information about the interests of directors, officers and other related parties in transactions with the Company.

  VII.    ADMINISTRATION

        The Audit Committee is responsible for the standards set forth in this Code of Ethics and may, in its discretion, update it from time to time. Any amendments will be publicly disclosed in accordance with the rules of the Securities and Exchange Commission. The Audit Committee may waive violations of this Code of Ethics, but any such waiver which constitutes a material departure from a provision of this Code of Ethics will be publicly disclosed in accordance with the rules of the Securities and Exchange Commission.

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AMC ENTERTAINMENT INC. CODE OF ETHICS POLICY